Exhibit 99.1

ACCELRYS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2011 FINANCIAL RESULTS

San Diego, March 6, 2012 — Accelrys, Inc. (NASDAQ: ACCL) today reported financial results for the quarter and full year ended December 31, 2011. Non-GAAP revenue for the quarter ended December 31, 2011 decreased $1.6 million to $40.8 million from $42.5 million for the same quarter of the previous year, or a decrease of 4%. Non-GAAP revenue for the year ended December 31, 2011 increased $30.3 million to $155.0 million from $124.7 million for the 12 months ended December 31, 2010, or an increase of 24%.

Non-GAAP net income was $4.6 million, or $0.08 per diluted share, for the quarter ended December 31, 2011 compared to non-GAAP net income of $4.3 million, or $0.08 per diluted share, for the same quarter of the previous year. Non-GAAP net income was $19.0 million, or $0.34 per diluted share, for the year ended December 31, 2011 compared to non-GAAP net income of $10.6 million, or $0.25 per diluted share, for the 12 months ended December 31, 2010.

Non-GAAP free cash flow was $7.9 million for the quarter ended December 31, 2011 compared to non-GAAP free cash flow of $5.7 million for the same quarter of the previous year. Non-GAAP free cash flow more than doubled to $33.2 million for the year ended December 31, 2011 when compared to non-GAAP free cash flow of $15.5 million for the 12 months ended December 31, 2010.

The GAAP results for the quarter and year ended December 31, 2011 were impacted by the business combination accounting associated with the acquisitions of Contur Industry Holding AB and Contur Software AB (collectively, “Contur”) and VelQuest Corporation (“VelQuest”) in 2011 and the merger with Symyx Technologies in 2010, and by other nonrecurring acquisition-related and restructuring costs. GAAP revenue, GAAP operating loss, other income and GAAP net income for the quarter and year ended December 31, 2011 were negatively impacted by fair value adjustments to both deferred revenue ($1.1 million and $10.7 million, respectively) and deferred royalty income ($0.2 million and $0.8 million, respectively). GAAP operating income for those periods was also negatively impacted by business consolidation, transaction and restructuring costs ($1.5 million and $7.8 million, respectively), stock-based compensation expense ($1.4 million and $5.6 million, respectively) and purchased intangible asset amortization ($4.6 million and $18.2 million, respectively), while GAAP net income for the same periods was negatively impacted by additional purchased intangible asset amortization ($0.6 million and $2.4 million, respectively). In addition, GAAP net income was positively impacted by the net gain recognized upon the sale of our equity investment in Intermolecular ($19.0 million in both periods), offset by the write off of the associated intangible assets ($4.3 million in both periods).

GAAP revenue for the quarter ended December 31, 2011 increased $8.4 million to $39.8 million from $31.3 million for the same quarter of the previous year, or an increase of 27%. GAAP revenue for the year ended December 31, 2011 increased $43.4 million to $144.3 million from $101.0 million for the 12 months ended December 31, 2010, or an increase of 43%.

GAAP net income was $14.2 million or $0.25 per diluted share, for the current quarter compared to GAAP net loss of $15.6 million, or $0.28 per diluted share, for the same quarter of the previous year. GAAP net income was $1.8 million or $0.03 per diluted share, for the year ended December 31, 2011 compared to GAAP net loss of $23.0 million, or $0.55 per diluted share, for the 12 months ended December 31, 2010.

“2011 was an important year for Accelrys, one in which we established our operational baseline following the merger with Symyx Technologies in the prior year. I am pleased with the progress we made in all areas of the business, completing our integration activities and significant releases in all of our core product lines,” said Max Carnecchia, President and CEO. “We also completed two key acquisitions that further our strategy of assisting companies optimize their product innovation cycle, bringing products from lab to market more quickly and efficiently and at a lower cost. We have built a solid foundation from which we will continue to serve our customers and grow our business organically and through further acquisitions in 2012.”

Recent Business Highlights:

•

Announced our Company strategy and supporting enterprise architecture, enabling industries and organizations that rely on scientific innovation to bring new products from lab to market more quickly and efficiently.

•

Completed two acquisitions furthering our strategy of optimizing the research and development value chain. Contur, an emerging leader in cost-effective Electronic Laboratory Notebooks (“ELN”), expanded the range of ELN offerings and added Software-as-a-Service capabilities. VelQuest, the leading provider of paperless lab execution systems, extended the portfolio into the downstream pharmaceutical Quality Assurance and Quality Control space.

•	Delivered new product releases with important capabilities in each of the core product lines across the four portfolio segments, including:

•	New biotherapeutics capabilities in Discovery Studio and state-of-the-art capabilities in predictive materials development in Materials Studio (Modeling and Simulation);

•

New formulations capabilities in Symyx Notebook by Accelrys and integrated with Pipeline Pilot for data analytics and reporting, as well as access to the rich library of chemistry and biology components. (Enterprise Lab Management and Workflow Automation & Analytics);

•	New, unified Cheminformatics Suite with a new Web-based chemical registration system (Informatics);

•	Enhanced scalability, security and deployment capabilities of the Enterprise R&D Platform to optimize support for global scientific enterprises (Platform)

2012 Objectives

•	Return to organic orders and revenue growth.

•	Continue to invest in key areas of the portfolio, as well as make investments in the field organization that align with our Company strategy.

•

Complete additional acquisitions with a focus on adding capabilities that strengthen our position downstream in Development and Quality Assurance and Quality Control, drive growth in business outside life sciences, and expand the business further in the biology scientific domain.

Calendar Year 2012 Outlook

For the year ending December 31, 2012, the Company expects non-GAAP revenue to be between $164 and $170 million, and non-GAAP diluted earnings per share to be between $0.32 and $0.34 per diluted share on fully diluted weighted average shares outstanding of 56 million and using an effective tax rate of 40%.

Non-GAAP Financial Measures:

This press release describes financial measures for revenue, operating income, net income, net income per diluted share and free cash flow that exclude deferred revenue fair value adjustments, stock-based compensation expense, purchased intangible asset amortization, business consolidation, transaction and restructuring costs, gain on sale of equity investment, sale of intangible asset, royalty income fair value adjustments and income tax adjustments. These financial measures are not calculated in accordance with generally accepted accounting principles (GAAP) and are not based on any comprehensive set of accounting rules or principles.

Management believes these non-GAAP financial measures provide a useful measure of the Company’s operating results, a meaningful comparison with historical results and with the results of other companies, and insight into the Company’s ongoing operating performance. Further, management and the Board of Directors utilize these measures, in addition to GAAP measures, when evaluating and comparing the Company’s operating performance against internal financial forecasts and budgets. These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

For additional information on the items excluded by the Company from its non-GAAP financial measures please refer to the Form 8-K regarding this release that was furnished today to the Securities and Exchange Commission.

The following table contains a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures (unaudited, amounts in thousands, except per share amounts, including footnotes):

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
GAAP Revenue	$39,762	$31,330	$144,339	$100,964
Deferred revenue fair value adjustment[1]	1,081	11,137	10,652	23,698

Non-GAAP Revenue	$40,843	$42,467	$154,991	$124,662

GAAP Operating loss	$(2,926)	$(14,388)	$(19,701)	$(38,587)
Deferred revenue fair value adjustment[1]	1,081	11,137	10,652	23,698
Business consolidation, transaction and restructuring costs[2]	1,538	4,449	7,772	16,320
Stock-based compensation expense[3]	1,424	787	5,572	5,315
Purchased intangible asset amortization[4]	4,638	3,829	18,239	7,640

Non-GAAP Operating income	$5,755	$5,814	$22,534	$14,386

Non-GAAP Operating income	$5,755	$5,814	$22,534	$14,386
Depreciation expense	923	854	3,800	2,479
Cash received for interest and royalty income	2,269	996	9,574	2,273
Cash (paid) for income taxes, net of refunds received	(153)	(20)	1,182	(276)
Capital expenditures	(934)	(1,934)	(3,908)	(3,350)

Non-GAAP Free cash flow	7,860	5,710	33,182	15,512

GAAP Net income (loss)	$14,205	$(15,647)	$1,765	$(22,982)
Deferred revenue fair value adjustment[1]	1,081	11,137	10,652	23,698
Business consolidation, transaction and restructuring costs[2]	1,538	4,449	7,772	16,320
Stock-based compensation expense[3]	1,424	787	5,572	5,315
Purchased intangible asset amortization[4]	5,230	4,452	20,604	8,886
Royalty income fair value adjustment[5]	200	204	803	408
Gain on sale of equity investment[7]	(18,970)	—	(18,970)	—
Sale of intangible asset[8]	4,303	—	4,303	—
Income tax[6]	(4,456)	(1,052)	(13,454)	(21,019)

Non-GAAP Net income	$4,555	$4,330	$19,047	$10,626

GAAP Diluted net income (loss) per share	$0.25	$(0.28)	$0.03	$(0.55)
Deferred revenue fair value adjustment[1]	0.02	0.20	0.19	0.56
Business consolidation, transaction and restructuring costs[2]	0.03	0.08	0.14	0.39
Stock-based compensation expense[3]	0.03	0.01	0.10	0.13
Purchased intangible asset amortization[4]	0.09	0.08	0.37	0.21
Royalty income fair value adjustment[5]	—	—	0.01	0.01
Gain on sale of equity investment[7]	(0.34)	—	(0.34)	—
Sale of intangible asset[8]	0.08	—	0.08	—
Income tax[6]	(0.08)	(0.02)	(0.24)	(0.50)

Non-GAAP Diluted net income per share[9]	$0.08	$0.08	$0.34	$0.25

Weighted average shares used to compute net income (loss) per share
Basic	55,587	55,732	55,489	41,823
Diluted	55,933	56,583	56,037	42,317

[1]

Deferred revenue fair value adjustment relates to our merger with Symyx and acquisition of Contur, and adds back the impact of writing down the acquired historical deferred revenue to fair value as required by purchase accounting guidance.

[2]

Business consolidation, transaction and restructuring costs are included in the business consolidation, transaction and restructuring costs line in our consolidated statements of operations and consist of accounting, legal, and other fees incurred in connection with our acquisition activities, including our merger with Symyx and acquisitions of Contur and VelQuest, as well as integration costs incurred incurred in connection with such transactions, including consultant and employee related costs incurred during integration and transition periods. Also included are contingent compensation costs relating to the Contur acquisition as well as lease obligation exit costs, facility closure costs and severance and other related costs incurred in connection with the various restructuring activities commenced by the Company.

[3]	Stock-based compensation expense is included in our consolidated statements of operations as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Cost of revenue	$117	$76	$333	$257
Product development	313	251	1,136	1,019
Sales and marketing	362	260	1,672	1,228
General and administrative	620	525	2,428	1,932
Business consolidation, transaction and restructuring costs	12	(325)	3	879

Total stock-based compensation expense	$1,424	$787	$5,572	$5,315

[4]	Purchased intangible asset amortization is included in our consolidated statements of operations as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Amortization of completed technology	$2,135	$2,473	$8,393	$4,928
Purchased intangible asset amortization	2,503	1,356	9,846	2,712
Royalty and other income, net	592	623	2,365	1,246

Total purchased intangible amortization expense	$5,230	$4,452	$20,604	$8,886

[5]	Royalty income fair value adjustment relates to our merger with Symyx, and adds back the impact of writing down deferred royalty income to fair value as required by purchase accounting guidance.
[6]

Income tax adjustments relate to adjusting our non-GAAP operating results to reflect an effective tax rate of 40% that would be applied if the Company was in a taxable income position and was not able to utilize its net operating loss carryforwards. The income tax adjustment also excludes any impact of a release of our valuation allowance against deferred tax assets. We have restated prior year amounts to include this income tax adjustment to conform to current period presentation.

[7]	Gain on sale of equity investment reflects the gain recognized upon the sale of our investment in Intermolecular in November 2011.
[8]	Sale of intangible asset reflects the write off of our cost basis in the intellectual property sold to Intermolecular in November 2011.
[9]	Earnings per share amounts for the three and twelve months ended December 31, 2010 do not add due to rounding.

Conference Call Details:

At 5:00 p.m. ET, March 6, 2012, Accelrys will conduct a conference call to discuss its financial results. To participate, please dial (866) 309-0459 (+ (937) 999-3232 outside the United States) and enter the access code, 53519899, approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accelrys website at www.accelrys.com.

A replay of the conference call will be available online at www.accelrys.com and via telephone by dialing (855) 859-2056 (+1 (404) 537-3406 outside the United States) and entering access code, 53519899, beginning 8:00 p.m. ET on March 6, 2012 through 11:59 p.m. ET on May 5, 2012.

About Accelrys:

Accelrys (NASDAQ:ACCL), a leading scientific enterprise R&D software and services company, supports industries and organizations that rely on scientific innovation to differentiate themselves. Accelrys’ Enterprise Research & Development Architecture, built on the industry-leading Pipeline Pilot™ platform, provides a broad, flexible scientific solution optimized to integrate the diversity of science, experimental processes and information requirements across the research, development, process scale-up and early manufacturing phases of product development. By incorporating capabilities in applications for modeling and simulation, enterprise lab management, workflow definition and capture, data management and informatics, Accelrys enables scientific innovators to access, organize, analyze and share data in unprecedented ways, ultimately enhancing innovation, improving productivity and compliance, reducing costs and speeding time from lab to market.

Headquartered in San Diego, Calif., Accelrys has more than 1,300 customers in the pharmaceutical, biotechnology, energy, chemicals, aerospace, consumer packaged goods and industrial products industries and employs approximately 150 full-time Ph.D. scientists. For more information about Accelrys, visit www.accelrys.com.

Forward-Looking Statements:

Statements contained in this press release relating to the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future, including, but not limited to, statements relating to the Company’s expected non-GAAP revenue and diluted earnings per share for the year ending December 31, 2012 and statements relating to the Company’s long-term prospects and execution of its strategic growth and acquisition-related initiatives, are forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, risks that the Company will not achieve its expected non-GAAP revenue or diluted earnings per share for the year ending December 31, 2012 and/or that the Company will not successfully execute its strategic growth and acquisition-related initiatives, in each case due to, among other possibilities, an inability to withstand negative conditions in the global economy or a lack of demand for or market acceptance of the Company’s products. Additional risks and uncertainties faced by the Company are contained from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, quarterly reports on Form 10-Q and current reports on Form 8-K. Collectively, these risks and uncertainties could cause the Company’s actual results to differ materially from those projected in its forward-looking statements, and the Company disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:

Accelrys, Inc.

Michael A. Piraino

Executive Vice President &

Chief Financial Officer

858-799-5200

Investor Relations

MKR Group

Charles Messman or Todd Kehrli

323-468-2300

accl@mkr-group.com

ACCELRYS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Revenue	$39,762	$31,330	$144,339	$100,964
Cost of revenue:
Cost of revenue	9,501	10,456	36,065	27,140
Amortization of completed technology	2,135	2,473	8,393	4,928

Total cost of revenue	11,636	12,929	44,458	32,068

Gross profit	28,126	18,401	99,881	68,896
Operating expenses:
Product development	8,779	8,890	33,977	26,492
Sales and marketing	14,173	13,937	51,517	46,552
General and administrative	4,047	4,482	16,467	14,528
Business consolidation, transaction and restructuring costs	1,550	4,124	7,775	17,199
Purchased intangible asset amortization	2,503	1,356	9,846	2,712

Total operating expenses	31,052	32,789	119,582	107,483

Operating loss	(2,926)	(14,388)	(19,701)	(38,587)
Net gain on sale of equity investment	18,970	—	18,970	—
Royalty and other (expense) income, net	(3,259)	577	1,740	1,671

Income (loss) before taxes	12,785	(13,811)	1,009	(36,916)
Income tax expense (benefit)	(1,420)	1,836	(756)	(13,934)

Net income (loss)	$14,205	$(15,647)	$1,765	$(22,982)

Net income (loss) per share
Basic	$0.26	$(0.28)	$0.03	$(0.55)
Diluted	$0.25	$(0.28)	$0.03	$(0.55)

Weighted average shares used to compute basic and diluted net income (loss) per share
Basic	55,587	55,732	55,489	41,823
Diluted	55,933	55,732	56,037	41,823

ACCELRYS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2010	December 31, 2010
	(unaudited)	(audited)
Assets
Cash, cash equivalents, and marketable securities[1]	$143,624	$141,052
Trade receivables, net	40,706	29,489
Long-term investments	1,010	18,510
Notes receivable	34,720	8,891
Other assets, net[2]	187,826	165,340

Total assets	$407,886	$363,282

Liabilities and stockholders’ equity
Current liabilities, excluding deferred revenue	36,582	36,846
Deferred revenue, including current portion[3]	86,012	67,459
Deferred gain, including current portion[4]	25,974	—
Noncurrent liabilities, excluding deferred revenue and deferred gain[5]	10,634	11,331
Total stockholders’ equity	248,684	247,646

Total liabilities and stockholders’ equity	$407,886	$363,282

[1]

Cash, cash equivalents, and marketable securities consist of the following line items in our consolidated balance sheet: Cash and cash equivalents; Marketable securities; Marketable securities, net of current portion; and Restricted cash.

[2]

Other assets, net, consists of the following line items in our consolidated balance sheet: Prepaid expenses, deferred tax assets and other current assets; Property and equipment, net; Goodwill; Purchased intangible assets, net; and Other assets.

[3]	Total deferred revenue consists of the following line items in our consolidated balance sheet: Current portion of deferred revenue; and Deferred revenue, net of current portion.
[4]

Total deferred gain consists of the following line items in our consolidated balance sheet: Current portion of deferred gain on sale of intellectual property; and Deferred gain on sale of intellectual property, net of current portion.

[5]

Noncurrent liabilities, excluding deferred revenue and deferred gain consists of the following line items in our consolidated balance sheet: Accrued income tax; Accrued restructuring charges, net of current portion and Lease-related liabilities, net of current portion.